Exhibit 10.2
PAYLESS SHOE SOURCE, INC.
2007 RESTRICTED STOCK AGREEMENT
     Pursuant to the terms and conditions of the Payless ShoeSource, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), you have been granted the shares of stock outlined below:

Granted to:	Matthew Rubel

Grant Date:	June 4, 2007

Shares Granted:	30,294

Expiration Date:	June 4, 2014

Vesting Schedule:	Cliff vesting on May 31, 2010 (“Vesting Date”)
     Payless ShoeSource, Inc. has caused this Agreement, which includes the Terms and Conditions contained on the following pages, to be executed in its corporate name and Executive has executed the same in evidence of the Executive’s acceptance hereof upon the terms and conditions herein set forth as of the grant date shown above. By accepting this award, Executive agrees to conform to all terms and conditions of this Agreement and the 2006 Plan.

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TERMS AND CONDITIONS
The Committee under the 2006 Stock Incentive Plan (“2006 Plan”) of Payless ShoeSource, Inc., a Delaware corporation, has approved granting Executive restricted stock on the terms and subject to the conditions set forth in this Agreement. Except as otherwise provided herein, or unless the context clearly indicates otherwise, capitalized terms herein which are defined in the 2006 Plan have the same definitions as provided in the 2006 Plan.
     Therefore, the Company and Executive hereby agree as follows:
1. The Company hereby grants to Executive, in the aggregate, the number of shares of the presently authorized common stock of the Company shown on the first page of this agreement (“Restricted Stock”), which shall be subject to the restrictions and conditions set forth in the 2006 Plan and in this Agreement.
2. The Company shall hold the certificates for the Restricted Stock in custody until the restrictions thereon shall lapse, at which time the Company shall deliver the certificates for such shares to Executive, less any required withholding.
3. The restrictions on the Restricted Stock are that the shares (i) may not be sold, assigned, conveyed, transferred, pledged, hypothecated or otherwise disposed of, and (ii) shall be returned to the Company forthwith, and all of the Executive’s rights to such shares shall immediately terminate without any payment or consideration by the Company regardless of any notice period or period of pay in lieu of such notice required under local statute or at common law, on the earlier of (a) the date established by the Company on which your employment with the Company terminates, or (b) the date your employment with the Company terminates, if Executive’s continuous employment with the Company or any Subsidiary shall terminate for any reason except for Executive’s death or Disability, as provided in Section 7 .
4. Executive agrees that, subject to Section 5 of this Agreement, (a) no later than the date(s) as of which the restrictions on the Restricted Stock shall lapse with respect to all or any of the shares of Restricted Stock covered by this Agreement, Executive shall pay to the Company (in cash or shares of Company common stock whose Fair Market Value on the date the Restricted Stock vests is equal to the amount of Executive’s tax withholding liability) or make other arrangements satisfactory to the Committee regarding payment of any Federal, state or local taxes of any kind required by law to be withheld with respect to the shares of Restricted Stock for which the restrictions shall lapse; and (b) the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Executive any Federal, state or local taxes of any kind required by law to be withheld with respect to the shares of Restricted Stock.
5. If Executive properly elects, within thirty (30) days of the Grant Date shown above, to include in gross income for Federal income tax purposes an amount equal to the fair market value of the shares of Restricted Stock granted on the Grant Date, Executive shall pay to the Company, or make other arrangements satisfactory to the Committee to pay to the Company in the year of such grant, any Federal, state or local taxes required to be withheld with respect to such shares. If Executive fails to make such payments, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Executive any Federal, state or local taxes of any kind required by law to be withheld with respect to such shares.
6. The restrictions on the Restricted Stock shall lapse on the date(s) and with respect to the corresponding number of shares shown on the previous page, subject to all the other terms and conditions of this agreement.
7. Notwithstanding the foregoing, if (i) Executive ceases to be an employee of the Company by reason of death or Disability prior to the Vesting Date and (ii) Executive has been in the continuous employment of the Company from the Grant Date shown above through the date of death or Disability and (iii) such Disability or death occurs more than one year after the Grant Date, then a prorated portion of the Restricted Stock will be paid on the Vesting Date to the beneficiary of the Executive in the case of death, or to the Executive in the case of Disability. As used herein, “Disability” means a permanent and total disability which enables the Executive to be eligible for and receive a disability benefit under the Federal Social Security Act. In the case of an Executive who dies or becomes Disabled, the number of shares settled under the Restricted Stock award will be based upon the number of months (rounded up or down to the nearest whole month) divided by 36 multiplied by the number of shares that would be paid out if Executive were actively employed through and on the Vesting Date.

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8. Except as provided in Section 7, this Agreement will terminate and be of no further force or effect and all unvested Restricted Stock shall immediately be forfeited on the date that Executive is no longer employed by the Company or any of its subsidiaries.
9. In the event the Company experiences a Change of Control prior to the Vesting Date of the Restricted Stock, the Restricted Stock will be calculated and paid in cash based upon the Fair Market Value of the Stock at the time of the Change of Control and prorated based upon the number of months, rounded up or down to the nearest whole month, the Executive is actively employed from the Grant Date to the date of the Change of Control. A Change of Control has such meaning as defined in the 2006 Plan.
10. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company to terminate the Executive’s employment at any time, in the absence of a specific agreement to the contrary.
11. If the Company determines that the listing, registration or qualification of any shares of stock is necessary or desirable as a condition of or in connection with the grant of Restricted Stock made under this Agreement, then delivery of certificates for such shares of Restricted Stock shall not be made until such listing, registration or qualification shall have been completed.
12. This Agreement shall be governed by the laws of the State of Delaware. It may not be modified except in writing signed by both parties.
14. Executive acknowledges that Executive has received a copy of the 2006 Incentive Stock Plan and/or Plan Summary, as such Plan is in effect on the date of this Agreement, has read and understands the terms of the 2006 Plan and of this Agreement, and agrees to all the terms and conditions provided for in the 2006 Plan and in this Agreement.

PAYLESS SHOESOURCE, INC.
By:	/s/ Jay A. Lentz
Its: Senior Vice President-Human Resources

EXECUTIVE
/s/ Matthew E. Rubel

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